EXHIBIT 99.1
Corcept Therapeutics Announces Second Quarter Financial Results and Provides Corporate Update
•Revenue of $256.1 million, a 32 percent increase over the same period in 2025
◦Korlym® and authorized generic product revenue of $208.6 million
◦Lifyorli™ product revenue of $47.6 million
•Increase in 2026 revenue guidance to $1.1 – $1.2 billion
•Net income of $43.0 million, compared to $35.1 million in second quarter 2025
•Cash and investments of $544.6 million at June 30, 2026
REDWOOD CITY, Calif., (July 29, 2026) – Corcept Therapeutics Incorporated (NASDAQ: CORT), a commercial-stage company engaged in the discovery and development of medications to treat severe endocrinologic, oncologic, metabolic and neurologic disorders by modulating the effects of the hormone cortisol, today reported its results for the quarter ended June 30, 2026.
Financial Results
“Our oncology and Cushing’s syndrome businesses delivered strong results in the second quarter.
In our oncology business, over 1,300 patients have now started treatment with Lifyorli following FDA approval in March 2026. Demand for Lifyorli has accelerated each month with physicians responding favorably to Lifyorli’s efficacy and safety profile, oral administration and lack of biomarker requirement.
Our Cushing’s syndrome business, once again, had a record number of new prescriptions written for our medications as physicians increasingly recognize hypercortisolism’s true prevalence and the necessity of appropriate treatment. We expect this trend to continue as the findings from our CATALYST and MOMENTUM studies are fully incorporated into clinical practice.
We anticipate continued strength across our businesses and have increased our 2026 revenue guidance to $1.1 – $1.2 billion,” said Joseph K. Belanoff, M.D., Corcept’s Chief Executive Officer.
Corcept’s second quarter 2026 revenue was $256.1 million, compared to $194.4 million in the second quarter of 2025. Korlym and authorized generic product revenue was $208.6 million, compared to $194.4 million in the prior year period. Lifyorli product revenue was $47.6 million in its first quarter of availability.
Second quarter 2026 operating expenses were $214.8 million, compared to $167.8 million in the same period in 2025, due to increased spending to launch Lifyorli and investments in our Cushing’s syndrome business. Net income per common share (diluted) was $0.36 in the second quarter of 2026, compared to $0.29 in the prior year period.
Cash and investments were $544.6 million at June 30, 2026, compared to $515.4 million at March 31, 2026.
Clinical Development
“The FDA’s approval of Lifyorli (relacorilant) in platinum-resistant ovarian cancer is the first step in advancing glucocorticoid receptor antagonism as a treatment for many types of cancer. Our oncology development program aims to establish the broad utility of our medicines to help many more patients. We anticipate that the European Medicines Agency will approve our Marketing Authorization Application of relacorilant in platinum-resistant ovarian cancer later this year. We expect results from our trial of relacorilant with nab-paclitaxel and bevacizumab in patients with platinum-resistant ovarian cancer by the end of this year. Our studies of relacorilant to treat platinum-sensitive ovarian, endometrial, cervical and pancreatic cancers are expected to produce results by the end of next year. Our study of nenocorilant with the PD-1 checkpoint inhibitor nivolumab to treat a variety of solid tumors will also produce results by the end of next year,” said Dr. Belanoff.
“We resubmitted our New Drug Application (NDA) for relacorilant in Cushing’s syndrome in June. Relacorilant has the potential to help many patients and it’s important it is available as quickly as possible. We expect a decision on our NDA by December 17, 2026.
In addition, results from MONARCH, our Phase 2b trial in patients with metabolic dysfunction-associated steatohepatitis (MASH), are expected by the end of this year. We also plan to start a Phase 3 trial of dazucorilant in patients with ALS, with the goal of replicating the significant survival benefit observed in our Phase 2 DAZALS study,” added Dr. Belanoff.
Hypercortisolism (Cushing’s Syndrome)
•Relacorilant for patients with Cushing’s syndrome – New Drug Application for relacorilant resubmitted with a Prescription Drug User Fee Act (PDUFA) date of December 17, 2026
•GRACE – Pivotal Phase 3 trial of relacorilant in 152 patients with Cushing’s syndrome – Results published in The Lancet Diabetes & Endocrinology (Pivonello et al, February 2026)
•CATALYST and MOMENTUM – New data presented at American Diabetes Association’s (ADA) 86th Scientific Sessions in June
“Our studies have shown that patients with hypercortisolism who receive relacorilant experience clinically and statistically significant improvements in the multiple signs and symptoms of the disease. Importantly, relacorilant delivers these improvements without the off-target effects and serious adverse events associated with currently available treatments,” said Bill Guyer, PharmD, Corcept’s Chief Development Officer. “Relacorilant has the potential to become the new standard of care.”
“The need for better treatment for patients with hypercortisolism is urgent. Our CATALYST and MOMENTUM studies demonstrate that hypercortisolism is an underlying driver of disease for many patients with diabetes and hypertension whose health is at risk because their disease isn’t adequately managed with standard-of-care treatments. These findings will lead to increased screening and improved treatment for patients with hypercortisolism,” added Dr. Guyer.
Oncology
Relacorilant in Combination with Chemotherapy
•FDA approved Lifyorli (relacorilant) plus nab-paclitaxel for the treatment of patients with platinum-resistant ovarian cancer in March 2026
•Lifyorli plus nab-paclitaxel added to the National Comprehensive Cancer Network® Clinical Practice Guidelines in Oncology (NCCN Guidelines®) as a preferred regimen in April 2026
•Marketing Authorization Application (MAA) – European Medicines Agency reviewing MAA for relacorilant plus nab-paclitaxel to treat patients with platinum-resistant ovarian cancer – Approval expected by the end of this year
•ROSELLA – Pivotal Phase 3 trial of relacorilant plus nab-paclitaxel in 381 patients with platinum-resistant ovarian cancer – Both dual primary endpoints (progression-free and overall survival) met – Results published in The Lancet (Lorusso et al, April 2026)
•BELLA Part A – Enrollment completed in Phase 2 trial of relacorilant plus nab-paclitaxel and bevacizumab in 95 patients with platinum-resistant ovarian cancer – Results expected by the end of this year

•BELLA Part B – Enrollment continues in Phase 2 trial of relacorilant plus nab-paclitaxel and bevacizumab in 90 patients with platinum-sensitive ovarian cancer whose disease progressed while on a PARP inhibitor – Results expected by the end of next year
•BELLA Part C – Enrollment continues in Phase 2 trial of relacorilant plus nab-paclitaxel in 90 patients with endometrial cancer (who have received one or two prior lines of therapy) – Results expected by the end of next year
•STELLA – Initiated Phase 2 trial of relacorilant plus nab-paclitaxel in 50 patients with cervical cancer (received one or two prior lines of therapy), conducted in collaboration with ARCAGY-GINECO – Results expected by the end of next year
•TRIDENT – Enrollment continues in Phase 2 trial of relacorilant plus nab-paclitaxel and gemcitabine as first-line therapy in 60 patients with pancreatic cancer – Results expected by the end of next year
Relacorilant in Combination with Androgen Deprivation Therapy
•Prostate cancer – Enrollment continues in randomized, placebo-controlled Phase 2 trial of relacorilant plus enzalutamide in 90 patients with early-stage prostate cancer, conducted in collaboration with the University of Chicago
Nenocorilant in Combination with Immunotherapy
•SYNERGY – Enrollment continues in Phase 1b dose-finding trial of nenocorilant plus nivolumab in 30 patients with a variety of solid tumors – Results expected by the end of next year
“There is tremendous potential for glucocorticoid receptor antagonism to help treat many types of solid tumors. Our Phase 3 ROSELLA trial demonstrated that adding Lifyorli to nab-paclitaxel chemotherapy reduced the risk of death in patients with platinum-resistant ovarian cancer by 35 percent, without the need for biomarker selection. Our ongoing oncology studies, many of which will produce results by the end of next year, build on these findings by evaluating the role of our medications across a broad range of tumor types and treatment combinations. We will continue to advance and expand our research to realize the substantial opportunity before us,” added Dr. Guyer.
Metabolic Dysfunction-Associated Steatohepatitis (MASH)
•MONARCH – Enrollment completed in randomized, double-blind, placebo-controlled, Phase 2b trial of miricorilant in 175 patients with biopsy-confirmed or presumed MASH – Results expected by the end of this year
“Data from our Phase 1b study demonstrated that miricorilant rapidly reduced liver fat while improving fibrosis, liver enzymes and other markers of liver health, including key metabolic and lipid measures. We look forward to building on these promising findings in our Phase 2b MONARCH study, with results expected by the end of this year,” said Dr. Guyer.
Amyotrophic Lateral Sclerosis (ALS)
•DAZALS – Exploratory analyses showed that patients who received dazucorilant 300 mg exhibited an 84 percent reduction in risk of death during the study’s first year compared to patients who received placebo (hazard ratio: 0.16, p-value: 0.0009) – This benefit persisted into the study’s second year with an 87 percent reduction in risk of death (hazard ratio: 0.13, p-value: < 0.0001)
•Phase 3 trial – Planned to begin early next year
“Patients with ALS often have elevated cortisol levels. Data from our Phase 2 DAZALS study showed that patients treated with dazucorilant exhibited a profound reduction in early mortality, during a period when many patients with ALS still retain significant function and maintain good quality of life,” said Dr. Guyer. “Our ongoing dose-titration study’s goal is to improve gastrointestinal tolerability and inform next steps for this program.”
Conference Call
We will hold a conference call on July 29, 2026, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Participants must register in advance of the conference call by clicking here. Upon registering, each participant will receive a dial-in number and a unique access PIN. Each access PIN will accommodate one caller. A listen-only webcast will be available by clicking here. A replay of the call will be available on the Investors / Events tab of Corcept.com.
About Corcept Therapeutics
For over 25 years, Corcept has focused on cortisol modulation and its potential to treat patients with a wide variety of serious disorders, leading to the discovery of more than 1,000 proprietary selective cortisol modulators and glucocorticoid receptor antagonists. Corcept is conducting advanced clinical trials in patients with Cushing’s syndrome, solid tumors, ALS and liver disease. In 2012, the company introduced Korlym®, the first medication approved by the U.S. Food and Drug Administration for the treatment of patients with endogenous Cushing’s syndrome, and in 2026, the company introduced Lifyorli, approved in combination with nab-paclitaxel, the first FDA-approved selective glucocorticoid receptor antagonist for adults with platinum-resistant ovarian cancer. Corcept is headquartered in Redwood City, California. For more information, visit Corcept.com.
Forward-Looking Statements
Statements in this press release, other than statements of historical fact, are forward-looking statements based on our current plans and expectations and are subject to risks and uncertainties that might cause our actual results to differ materially from any future results expressed or implied by such forward-looking statements.
In this press release, forward-looking statements include those concerning: the anticipated continued strength across our businesses; our 2026 revenue guidance; our expectation that the trend related to the number of new prescriptions written for our medications will continue as physicians increasingly recognize the prevalence of hypercortisolism and the necessity of treatment; the potential for glucocorticoid receptor antagonism to be a treatment for many types of cancer and solid tumors; our anticipation that the European Medicines Agency will approve our MAA for relacorilant plus nab-paclitaxel to treat patients with platinum-resistant ovarian cancer this year; resubmission of our NDA for relacorilant for the treatment of patients with Cushing’s syndrome and our expectation that the FDA will issue a decision on this NDA by December 17, 2026; the potential for relacorilant to help many patients and the importance of relacorilant becoming available as quickly as possible; statements related to ongoing oncology clinical trials of relacorilant or nenocorilant in combination with nab-paclitaxel, other chemotherapy, androgen deprivation therapy or immunotherapy, including statements regarding the potential to produce important data, expected patient enrollment, and the expected timing of results from these trials; our plan to begin a Phase 3 trial in the treatment of patients with ALS early next year with the goal of replicating the significant survival benefit observed in our Phase 2 DAZALS study; relacorilant’s potential to become the new standard of care for treatment of patients with hypercortisolism; the findings of our CATALYST and MOMENTUM studies and the possibility that these findings will lead to increased screening and improved treatment for patients with hypercortisolism; the expectation that we will have results from our Phase 2b MONARCH study of miricorilant in patients with MASH by the end of 2026 and our ability to build on the findings from this study; and our intent to use our ongoing dose-titration study of dazucorilant to improve gastrointestinal tolerability of treatment and inform next steps for our ALS program.
A further description of risks and uncertainties can be found in our SEC filings, which are available at our website and the SEC’s website. These risks and uncertainties include, but are not limited to, those related to our ability to: operate our business; study and develop Korlym, relacorilant, miricorilant, dazucorilant, nenocorilant and our other product candidates; those molecules’ clinical attributes, regulatory approvals, mandates, oversight and other requirements; and the scope and protective power of our intellectual property. We disclaim any intention or duty to update forward-looking statements made in this press release.

CORCEPT THERAPEUTICS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2026	December 31, 2025(1)
	(Unaudited)
Assets
Cash and investments	$544,648	$532,422
Trade receivables, net of allowances	76,920	59,786
Inventory	32,141	23,962
Operating lease right-of-use asset	6,860	4,583
Deferred tax assets, net	178,680	168,197
Other assets	49,453	47,701
Total assets	$888,702	$836,651
Liabilities and Stockholders’ Equity
Accounts payable	$14,910	$40,444
Operating lease liabilities	9,421	6,107
Other liabilities	158,595	142,295
Stockholders’ equity	705,776	647,805
Total liabilities and stockholders’ equity	$888,702	$836,651

(1) Derived from audited financial statements at that date

CORCEPT THERAPEUTICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenues
Product revenue, net	$256,147	$194,430	$421,050	$351,644

Operating expenses
Cost of sales	4,061	3,433	6,944	5,836
Research and development	53,890	60,471	120,155	121,206
Selling, general and administrative	156,896	103,851	302,252	194,511
Total operating expenses	214,847	167,755	429,351	321,553
Income (loss) from operations	41,300	26,675	(8,301)	30,091
Interest and other income	4,631	5,017	9,517	11,219
Income before income taxes	45,931	31,692	1,216	41,310
Income tax (expense) benefit	(2,944)	3,457	10,010	14,386
Net income	$42,987	$35,149	$11,226	$55,696

Net income attributable to common stockholders	$42,141	$34,611	$11,017	$54,918

Basic net income per common share	$0.40	$0.33	$0.11	$0.53

Diluted net income per common share	$0.36	$0.29	$0.09	$0.46

Weighted-average shares outstanding used in computing net income per common share
Basic	105,377	104,111	104,909	104,108
Diluted	118,385	120,485	116,373	120,227

CORCEPT THERAPEUTICS INCORPORATED
PRODUCT REVENUE, NET BY PRODUCT
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Korlym and authorized generic	$208,583	$194,430	$373,486	$351,644
Lifyorli	47,564	—	47,564	—
Product revenue, net	$256,147	$194,430	$421,050	$351,644

CONTACT:
Corcept Therapeutics
Investor Relations
ir@corcept.com
www.corcept.com